TRANSITION AND SEPARATION AGREEMENT

AND GENERAL RELEASE

THIS TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into this 17th day of February, 2006, by and between Calvin B. Massmann (hereinafter referred to as “Mr. Massmann”) and Tractor Supply Company and its subsidiaries and related entities (hereinafter collectively referred to as “Tractor Supply”).

W I T N E S S E T H:

WHEREAS, Mr. Massmann served as Senior Vice President — Chief Financial Officer and Treasurer of Tractor Supply; and

WHEREAS, Mr. Massmann had expressed his desire to resign his employment; and

WHEREAS, Tractor Supply had indicated its desire for Mr. Massmann to continue as the Company’s Senior Vice President – Chief Financial Officer and Treasurer through November 4, 2005, and to continue to serve as an employee of Tractor Supply thereafter until May 28, 2006 or his earlier resignation or termination whereupon his employment will terminate; and

WHEREAS, Mr. Massmann continued as the Company’s Senior Vice President – Chief Financial Officer and Treasurer through November 4, 2005, and

WHEREAS, Mr. Massmann did resign as the Company’s Senior Vice President – Chief Financial Officer and Treasurer on November 4, 2005 and has continued to serve as an employee of Tractor Supply since that date, as more fully-described in that certain Form 8-K filed appropriately by Tractor Supply on September 8, 2005 and made a part of this Agreement by reference; and

WHEREAS, Mr. Massmann, had agreed to remain employed by Tractor Supply, subject to the terms of this Agreement, from November 4, 2005 through the first to occur of the date of his resignation, the date of his termination by Tractor Supply or May 28, 2006 (the Transition Period”) (the first to occur of such dates is hereinafter referred to as the “Effective Date”); and

WHEREAS, during the period ending on November 4, 2005, Tractor Supply agreed to pay and has paid Mr. Massmann a base salary at the rate as in effect on the date of Mr. Massmann’s resignation as Senior Vice President — Chief Financial Officer and Treasurer of Tractor Supply (“Transition Base Rate”), and from which Tractor Supply has made and will make applicable legal withholdings; and

WHEREAS, since November 4, 2005, Tractor Supply has continued to pay Mr. Massmann a base salary at the rate of one-half the Transition Base Rate; and

WHEREAS, after a period of negotiations between them, the parties reached an agreement by which Mr. Massmann has been and will remain an employee of Tractor Supply during the above-referenced transition period to assist in the transition of a new chief financial officer and to perform such other duties as have been and shall be assigned by the President and Chief Executive Officer of Tractor Supply from time to time, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.	The parties acknowledge and agree that the recitals set forth above are true and accurate.

1.

2.	The parties hereby acknowledge and agree that Mr. Massmann has been and shall remain employed by Tractor Supply, subject to the terms and conditions of this Agreement, as its Senior Vice President, subject to the terms and conditions of this Agreement, during the period (the “Transition Period”) from November 4, 2005 through the first to occur of the date of his resignation, the date of his termination by Tractor Supply or May 28, 2006 (the first to occur of such dates is hereinafter referred to as the “Effective Date”).

1.	The parties hereby acknowledge and agree that , during the Transition Period, Mr. Massmann has received and will continue to receive

1.	a base salary equal to one-half the Transition Base Rate, and from which Tractor Supply has made and will make applicable legal withholdings; and

3.	all benefits as in effect for Mr. Massmann as of November 4, 2005 (subject to such changes as shall be made for officers of Tractor Supply generally), including paid vacation, paid holidays, medical coverage, company match on portions of salary deferred at Mr. Massmann’s request under the Tractor Supply Company Employee 401(k) Retirement Savings Plan, company contributions and interest credited on deferred compensation under the Executive Deferred Compensation Plan and term life and long-term disability insurance premiums (collectively, the “Benefits”).

4.	The parties agree that Mr. Massmann will receive

the bonus compensation, if any, in respect of fiscal year 2005 on the terms and subject to the conditions of the 2005 Cash Incentive Plan; provided, the calculation of Mr. Massmann’s bonus compensation payment under the 2005 Cash Incentive Plan shall be calculated using the Transition Base Rate.

5.	Further,

if Mr. Massmann elects to continue health insurance coverage pursuant to his “COBRA” right following the Effective Date and conditioned upon Mr. Massmann’s compliance with the covenants contained herein, Tractor Supply will pay the premiums for such coverage (minus the amount of the then-applicable employee contribution portion) during the eighteen month period following the Effective Date.

6.	During the Transition Period, Mr. Massmann is responsible for assisting in the transition to a new Chief Financial Officer and performing such other duties as shall be assigned from time to time by the President and Chief Executive Officer (it being understood that Mr. Massmann will be permitted to take one unpaid leave of absence during the Transition Period not to exceed ten weeks in duration). Such assistance and duties shall be performed at such times and at such locations as directed by the President and Chief Executive Officer. Tractor Supply acknowledges that, to date, Mr. Massmann has been performing such duties satisfactorily.

7.	Mr. Massmann represents and warrants that he has no actual knowledge of any practice engaged in by Tractor Supply, its subsidiaries or related entities that is or was a violation in any material respect of any applicable state law or regulations or of any federal law or regulations including, but not by way of limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

8.	Mr. Massmann represents and warrants that he has not filed any complaint(s) or charge(s) against Tractor Supply with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against Tractor Supply on behalf of Mr. Massmann, Mr. Massmann will request such agency or court to withdraw from the matter, and Mr. Massmann will refuse any benefits derived therefrom. This Agreement will not affect Mr. Massmann’s right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission regarding matters which arose after this date and which are not the subject of this Agreement.

9.	Mr. Massmann represents and agrees that he is fully aware of his rights and has been advised to discuss any and all aspects of this Agreement with his attorney, that Mr. Massmann has consulted with his attorney regarding this Agreement, or has chosen voluntarily not to do so, that he has carefully read and fully understands all of the provisions of this Agreement, and that, in consideration of the provisions hereof, Mr. Massmann agrees to enter into this Agreement. Tractor Supply will reimburse Mr. Massmann for the fees of any legal counsel employed by Mr. Massmann to review the terms of this Agreement in an amount not to exceed $1,500. Mr. Massmann represents and acknowledges that prior to the execution of this Agreement, he has been provided a period of twenty-one (21) days within which to consider the Agreement.

10.	Mr. Massmann hereby irrevocably and unconditionally releases, acquits and forever discharges Tractor Supply, its subsidiaries, and related entities, and each of their respective shareholders, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claims”), which Mr. Massmann now has, owns, holds, or claims to have, own, or hold, or which Mr. Massmann at any time heretofore had, owned, or held, or claimed to have, own, or hold. Such Claims include those under local, state or federal law, Executive Order, or at common law including, but not limited to, the Age Discrimination in Employment Act (ADEA). This provision does not include the release of future charges before the Equal Employment Opportunity Commission regarding matters which arose after this date and which are not the subject of this Agreement. This provision further does not include the release of Claims with respect to any vested benefits under a plan governed by the Employee Retirement Income Security Act (“ERISA”) or any Claim related to the rights and benefits granted by the express terms of this Agreement.

11.	Mr. Massmann also recognizes that as Senior Vice President he has had access to, was provided in detail with, and used throughout his employment with Tractor Supply, certain confidential and proprietary business information. Such information includes but is not limited to business strategy, financial information, pricing information, branding strategy, budgets, site location, vendor information, market analysis and evaluation, and other such proprietary and confidential business information as defined under Tennessee law as a trade secret (hereinafter “Confidential and Proprietary Business Information”). Mr. Massmann agrees that, without the prior written consent of Tractor Supply, he will not divulge, disclose, publish or disseminate in any manner, directly or indirectly, any such Confidential and Proprietary Business Information to any other person or entity.

12.	In consideration of the Agreements of Tractor Supply herein, Mr. Massmann agrees that he will not, during the term of this Agreement and for a period of five years following the Effective Date (the “Noncompete Period”), (i) directly or indirectly become an employee, director, consultant or advisor of, or otherwise affiliated with, any operator of farm and ranch stores in the United States, (ii) directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of Tractor Supply at any time during the term of this Agreement or on or after the Effective Date, or (iii) disparage the name, business reputation or business practices of Tractor Supply or any of its officers or directors, or interfere with Tractor Supply’s existing or prospective business relationships. Mr. Massmann acknowledges that the restrictions contained in paragraph 11 and this paragraph 12 are reasonable and necessary to protect Tractor Supply’s legitimate interests, that Tractor Supply would not have entered into this Agreement in the absence of such restrictions, and that any violation of these restrictions may result in irreparable harm to Tractor Supply. Mr. Massmann agrees that Tractor Supply shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation hereof, which rights shall be cumulative and in addition to any other rights or remedies to which Tractor Supply may be entitled.

13.	Tractor Supply agrees to indemnify Mr. Massmann in the event he is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the name of Tractor Supply, whether civil, criminal, administrative, investigation or otherwise, and whether or not threatened or initiated before or after the date of this Agreement, by reason of the fact that he was an officer, employee, fiduciary or agent of Tractor Supply in the manner and to the fullest extent provided for in Article VI of the Company’s Amended and Restated Bylaws as of the date of this Agreement. Mr. Massmann agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all loss, costs, damage, or expense, including, without limitation, attorneys fees, incurred by the Released Parties, or any of them, caused by Mr. Massmann’s breach of the representations, warranties and covenants made by Mr. Massmann in this Agreement or the fact that any representation made by him herein was knowingly false when made.

14.	Given the nature of his position with Tractor Supply, Mr. Massmann has been privy to information and events during his tenure with Tractor Supply that may not be documented. Mr. Massmann agrees to provide from time to time following the Effective Date such information and assistance as Tractor Supply and its legal counsel shall reasonably request regarding matters related to his responsibilities while employed by Tractor Supply, it being understood that such assistance shall not reasonably interfere with Mr. Massmann’s other business responsibilities following the Effective Date.

15.	Tractor Supply agrees, provided that Mr. Massmann complies with the covenants and agreements contained in the Agreement (including the restrictive covenants contained in paragraphs 11 and 12), to pay Mr. Massmann $75,000.00 on the Effective Date and each anniversary of the Effective Date for four years (a aggregate of five payments totaling $375,000.00).

Mr. Massmann further agrees that he will not be entitled to any payment under the Company’s Fiscal 2006 Cash Incentive Plan.

16.	As a condition to receiving the benefits of this Agreement, Mr. Massmann agrees to sign on the Effective Date, a release in favor of the Released Parties in the form of paragraph 10 hereof.

17.	Mr. Massmann represents that he has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any claim or any portion thereof or interest therein.

18.	Mr. Massmann represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

19.	This Agreement shall be binding upon Tractor Supply, Mr. Massmann and upon Mr. Massmann’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their respective heirs, administrators, representatives, executor, successors and assigns.

20.	This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Tennessee. If either party files suit to enforce the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Tennessee, County of Williamson or, if it has or can acquire jurisdiction, in the United States District Court located in Davidson County, Tennessee, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding will be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

21.	Mr. Massmann shall have seven (7) days following the execution of this Agreement during which to revoke the Agreement. This Agreement shall become effective and irrevocable only after the seven (7) day period has expired and only absent a timely and effective revocation.

22.	Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

23.	This Agreement sets forth the entire agreement between the parties hereto with respect to its subject matter and supercedes all prior agreements and understandings between the parties, including that certain Change in Control Agreement dated as of August 1, 2002 which shall be void and of no further force of effect.

TRACTOR SUPPLY COMPANY

By:	/s/ James F. Wright

James F. Wright President and Chief Executive Officer

CALVIN B. MASSMANN

By:	/s/ Calvin. B. Massmann

Calvin B. Massmann

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